 Exhibit 10.6

AETNA INC.
2010 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHT AGREEMENT

Pursuant to its 2010 Stock Incentive Plan, Aetna Inc. hereby grants to the person named below a stock appreciation right on the stated number of shares of Common Stock on the terms and conditions hereinafter set forth and in its Aetna Inc. 2010 Stock Incentive Plan.

Effective Date	Aetna No.	Grantee	Granted Shares	Grant Price

ARTICLE I
DEFINITIONS

(a)	"Committee" means the Company’s Board Committee on Compensation and Organization or any successor thereto.
(b)	"Common Stock" means shares of the Company's Common Stock, $.01 per share.
(c)	"Company" means Aetna Inc.
(d)	"Effective Date" means the date this SAR is granted.
(e)	“Exercise Date” means the date the Grantee has notified the designated broker to exercise all or a portion of the SAR.
(f)
"Fair Market Value" means the closing price of the Common Stock as reported by the Consolidated Tape of the New York Stock Exchange Listed Shares on the date such value is to be determined, or, if no shares were traded on such day, on the next date on which the Common Stock is traded.

(g)
“Fundamental Corporate Event” shall mean any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or similar event.

(h)	"Grant Price" means the dollar amount per share of Common Stock that is the basis for determining the appreciation in value of the Common Stock.
(i)	"Granted Shares" means the number of shares of Common Stock represented by this SAR, as set forth above, or such other amount as may result by operation of Article IV of this Agreement.
(j)	"Grantee" means the person named above to whom this SAR has been granted.
(k)	"Plan" means the Aetna Inc. 2010 Stock Incentive Plan.
(l)	"Shares of Stock" or "Stock" means the Common Stock.
(m)
"Stock Appreciation Right" or “SAR” means the right herein granted to be paid the excess, as of the Exercise Date, of (i) the Fair Market Value of the shares of Common Stock associated with this SAR (or the portion thereof that is surrendered on exercise) over (ii) the Grant Price of such SAR.

(n)	“Term” means the period during which the SAR granted hereby may be exercised.

ARTICLE II
TERM OF SAR AND EXERCISE

The Term of this SAR shall commence on August 7, 2011 and shall terminate, unless sooner terminated by the terms of the Plan or this Agreement, at:

(i)	the close of the Company's business on the day preceding the fifth anniversary of the Effective Date, if the Company is open for business on such day; or
(ii)	the close of the Company's business on the next preceding day that the Company is open for business.

The SAR may be exercised only during the Term.

ARTICLE III
METHOD OF SAR EXERCISE

In order to exercise this SAR, Grantee must comply with procedures adopted by the Company from time to time.  Under current procedures, the Grantee must exercise the SAR through the Company’s designated broker.

In addition, if the Grantee has been notified that he or she must consult with a member of the Company's Law and Regulatory Affairs Unit prior to engaging in transactions in Aetna stock, Grantee must consult with Law prior to exercising this SAR.

Upon exercise of the SAR, payment (net of federal, state, local, social security and medicare taxes, if applicable) shall be paid in Common Stock as soon as administratively possible.  The resulting shares of Common Stock will be deposited in a brokerage account established in Grantee’s name at the designated broker.

ARTICLE IV
CAPITAL CHANGES

In the event that the Committee shall determine that any Fundamental Corporate Event affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this SAR or the Plan, then the Committee may, in such manner as the Committee may deem equitable, adjust the (i) the number and kind of shares subject to the SAR or (ii) the SAR Grant Price.  Additionally, the Committee may make provision for a cash payment to a Grantee or the Successor of the Grantee.  However, the number of Shares of Stock subject to the SAR shall always be a whole number.

ARTICLE V
OTHER TERMS

(a)
Grantee understands that the Grantee shall not have any rights as stockholder by virtue of the grant of the SAR but only with respect to shares of Common Stock actually issued to the Grantee in accordance with the terms hereof.

(b)
Anything herein to the contrary notwithstanding, the Company may postpone the exercise of the SAR for such time as the Committee in its discretion may deem necessary, in order to permit the Company with reasonable diligence (i) to effect or maintain registration under the Securities Act of 1933, as amended, of the Plan or the shares of Common Stock issuable upon the exercise of the SAR, or (ii) to determine that the Plan and such shares are exempt from registration; and the Company shall not be obligated by virtue of this SAR Agreement or any provision of the Plan to recognize the exercise of the SAR or to sell or issue shares of Common Stock in violation of said Act or of the law of any government having jurisdiction thereof.  Any such postponement shall not extend the Term of the SAR; and neither the Company nor its Board shall have any obligation or liability to the Grantee, or to the Grantee's Successor, with respect to any shares of Common Stock as to which the SAR shall lapse because of such postponement.

(c)	The SAR shall be nontransferable and nonassignable except by will and by the laws of descent and distribution. During the Grantee's lifetime, the SAR may be exercised only by the Grantee.
(d)	This SAR is not an incentive stock option as described in the Internal Revenue Code of 1986, as amended, Sec. 422A (b).
(e)
This Agreement is subject to the 2010 Stock Incentive Plan heretofore adopted by the Company and approved by its shareholders.  The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(f)
Neither the execution and delivery of this Agreement nor the granting of the Stock Appreciation Right shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ Grantee for any period.

(g)
This Stock Appreciation Right is an unfunded obligation of the Company and nothing in this Agreement shall be construed to create any claim against particular assets or require the Company to segregate or otherwise set aside any assets or create any fund to meet its obligations hereunder.

(h)
The Company shall have the power to withhold an amount sufficient to satisfy Federal, state, local, social security and medicare withholding tax requirements, if applicable.  Any social security calculation or other adjustments discovered after net shares payment will be settled in cash, not in Common Stock.

(i)      This Agreement is made under and shall be governed by and construed in accordance with the laws of the State ofConnecticut, without giving effect to its choice of law provisions.

IN WITNESS WHEREOF, AETNA INC. has caused this SAR Agreement to be executed as of the

AETNA INC.

By: _____________________________
Its Chairman